Exhibit 99.1

Speedus Announces First Quarter 2005 Results

May 16, 2005 – New York, New York

Speedus Corp. (NASDAQ: SPDE) today announced a net loss of $1.0 million, or $0.06 per share on a fully diluted basis, for the quarter ended March 31, 2005 compared to net earnings of $10.4 million, or $0.62 per share on a fully diluted basis, for the quarter ended March 31, 2004. The loss before depreciation and amortization was $0.7 million for the quarter ended March 31, 2005 compared to earnings before depreciation and amortization of $10.7 million for the quarter ended March 31, 2004.

The results for the quarter ended March 31, 2004 were primarily driven by a gain from technology settlement in the amount of $15 million. In connection with this settlement, the Company incurred $2.9 million in technology settlement expenses.

For the quarters ended March 31, 2005 and 2004, total operating expenses, before depreciation and amortization and technology settlement expenses, amounted to $1.4 million for each period. However, net of an increase in the amount of $0.1 million as a result of the opening of a second F&B Güdtfood store in the second quarter of 2004, total operating expenses, before depreciation and amortization and technology settlement expenses, decreased $0.1 million primarily as a result of the continuation of personnel reductions and cost-saving measures.

About Speedus Corp.

Speedus Corp. is a holding company with controlling interests in Zargis Medical Corp. and F&B Güdtfood Holdings, Inc. Speedus Corp also owns broadband intellectual property and controls licensed wireless frequencies. Additional information on Speedus Corp. and its services may be obtained at www.speedus.com or by contacting John Kallassy at 888-773-3669 (ext. 22) or jkallassy@speedus.com.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company’s product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company’s sales, marketing and support efforts.

These financial statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the Company’s 2004 audited consolidated financial statements and notes thereto on Form 10-K. Operating results for the quarter ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

CONTACT: John Kallassy of Speedus Corp., 888-773-3669, ext. 22, or jkallassy@speedus.com

SPEEDUS CORP. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended March 31,

	2005	2004

Revenues	$226,779	$151,015

Expenses:
Selling, general and administrative	974,982	992,714
Research and development	326,632	370,745
Depreciation and amortization	230,077	285,476
Cost of sales	77,187	44,944
Technology settlement expenses	—	2,928,583

Total operating expenses	1,608,878	4,622,462

Operating loss	(1,382,099)	(4,471,447)

Investment income/(loss)	281,865	(258,122)
Minority interest	125,079	141,371
Gain from technology settlement	—	15,000,000

Net earnings/(loss)	$(975,155)	$10,411,802

Per share:
Basic earnings/(loss) per common share	$(0.06)	$0.64

Weighted average common shares outstanding - basic	16,218,725	16,287,986

Diluted earnings/(loss) per common share	$(0.06)	$0.62

Weighted average common shares outstanding - diluted	16,218,725	16,866,170

SPEEDUS CORP. CONSOLIDATED BALANCE SHEETS

	March 31, 2005	December 31, 2004

	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$17,584,684	$17,740,865
United States Treasury bills	4,971,100	5,977,200
Marketable securities	1,185,072	1,060,592
Prepaid expenses and other	180,254	173,979
Accounts and other receivables	4,650	49,134

Total current assets	23,925,760	25,001,770
Property and equipment, net of accumulated depreciation of $206,812 and $175,457	584,861	609,840
Other intangible assets, net of accumulated amortization of $2,010,970 and $1,812,249	1,219,074	1,417,795
Other investments	900,000	900,000
Other assets	811,028	752,869

Total assets	$27,440,723	$28,682,274

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$245,916	$315,742
Accrued liabilities	1,280,179	1,357,720

Total current liabilities	1,526,095	1,673,462

Minority interest	34,215	159,294

Stockholders’ equity:
Common stock ($.01 par value; 50,000,000 shares authorized; 21,587,674 and 21,516,088 shares issued)	215,877	215,877
Preferred stock ($.01 par value; 20,000,000 shares authorized):
Series A Junior Participating ($.01 par value; 4,000 shares authorized; no shares issued and outstanding)	—	—
Additional paid-in-capital	90,552,633	90,546,583
Treasury stock (at cost; 5,368,949 and 5,368,949 shares)	(5,499,684)	(5,499,684)
Accumulated deficit	(59,388,413)	(58,413,258)

Stockholders’ equity	25,880,413	26,849,518

Total liabilities and stockholders’ equity	$27,440,723	$28,682,274